                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or 14a-12

                       Intermagnetics General Corporation
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       Intermagnetics General Corporation
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each part to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
/ / Check box if any part of the fee is offset by  Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    ___________________________________________________________________________
    1) Amount previously paid:

    ___________________________________________________________________________
    2) Form Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________
    Set forth the amount on which the filing fee is calculated and state how it was determined.

                                      LOGO

                       INTERMAGNETICS GENERAL CORPORATION

                    Notice of Annual Meeting of Shareholders
                                November 6, 1996


TO THE SHAREHOLDERS OF
 INTERMAGNETICS GENERAL CORPORATION:

Notice is hereby given that the annual meeting of shareholders of INTERMAGNETICS GENERAL CORPORATION (the "Company") will be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 6, 1996, at 2:00 p.m. local time, for the following purposes:

     1.   To elect four directors; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on September 20, 1996 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof.

                                         By order of the Board of Directors,


                                         CATHERINE E. ARDUINI
                                         Corporate Secretary

Latham, New York
September 23, 1996


               REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE
             MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                       INTERMAGNETICS GENERAL CORPORATION

                             450 Old Niskayuna Road
                                  P.O. Box 461
                             Latham, New York 12110


                                 PROXY STATEMENT

                       1996 Annual Meeting of Shareholders


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intermagnetics General Corporation (the "Company") for use at the 1996 annual meeting of shareholders to be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 6, 1996, at 2:00 p.m. local time, and at any adjournments thereof. This proxy statement and the accompanying proxy are expected to be distributed to shareholders on or about October 2, 1996.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company will also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders for the fiscal year ended May 26, 1996, including financial statements, was mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement. KPMG Peat Marwick LLP has served as the Company's independent accountants since November 9, 1994, and KPMG Peat Marwick LLP is expected to continue to serve in such capacity during the current fiscal year. The Company has requested that a representative of KPMG Peat Marwick LLP attend the 1996 annual meeting of shareholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholders' questions.

         On August 22, 1996, the Company effected a two percent (2%) stock dividend with respect to all shareholders of record as of August 1, 1996. All share numbers and per share data in this proxy statement have been adjusted to reflect that stock dividend. The new shares issued to shareholders as a result of the stock dividend will be eligible to vote at the 1996 annual meeting.

                              VOTING AT THE MEETING

         Holders of shares of Common Stock of record at the close of business on September 20, 1996 are entitled to vote at the meeting. As of that date, there were 11,699,021 shares of Common Stock outstanding.

         The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of shareholders entitled to cast one-third of all votes entitled to be cast at the meeting constitutes a quorum.

         Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the meeting in accordance with each shareholder's directions. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         The four directors are to be elected through cumulative voting by a plurality of the votes cast. With respect to the election of directors, each shareholder is entitled to cast as many votes as the number of his or her shares multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for as such shareholder may see fit. With respect to any other matter to be voted upon by the shareholders, each share of record is entitled to one vote.

         Under rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         Shareholders are urged to specify their choice(s) by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified by record holders (including brokers) submitting proxies, the shares will be voted as recommended by the Board of Directors. The Company believes that brokerage firms that are members of the New York Stock Exchange or the American Stock Exchange and who hold shares in street name for customers may have the authority under the rules of such exchanges to vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Corporate Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of your broker or bank, you must secure a legal proxy from your broker or bank assigning voting rights to you for your shares.

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of the Company classifies the Board of Directors into two classes having staggered terms of two years each. The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The Board of Directors currently consists of seven members. The Board of Directors recently voted to expand the Board of Directors from seven members to eight members.

         Four directors are to be elected to hold office until the election and qualification of their respective successors. The Board of Directors has nominated for election as directors Edward E. David, J.E. Goldman, Carl H. Rosner, and John M. Albertine for a two-year term ending in 1998. David, Goldman and Rosner are presently directors of the Company.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. Shareholders may vote cumulatively for any or all of the nominees or their substitutes. It is the Company's intention to have the proxy holders exercise such cumulative voting rights to elect the maximum number of the nominees listed below or their substitutes. The Board of Directors of the Company unanimously recommends a vote FOR each of the nominees.

Requirements for Advance Notification of Nominations

         Article SIXTH of the Company's Restated Certificate of Incorporation prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by or pursuant to the by-laws, is filed with the Corporate Secretary of the Company no later than the time fixed by or pursuant to the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.

         Section 2.03(b) of the Company's by-laws provides that any shareholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the shareholder's intent to make such a nomination is received by the Corporate Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. This section does not apply to nominations for which proxies are solicited under applicable regulations adopted by the SEC under the Securities Exchange Act of 1934. The notice must contain or be accompanied by the following:

          (a) the name and address of the shareholder who intends to make the nomination;

          (b) a representation that the shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the SEC's proxy rules had proxies been solicited with respect to the nominee by the Board of Directors of the Company;

          (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

          (e) the consent of each nominee to serve as director of the Company if so elected.

         Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Corporate Secretary of the Company no later than October 22, 1996.

Information Regarding Nominees for Election as Directors and Regarding Continuing Directors

         The information provided herein as to personal background has been provided by each director and nominee as of July 31, 1996.

                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 1998



                                      Principal Occupations During                         Year First
                                      the Past Five Years and                              Became
Name of Director             Age       Certain Directorships                               Director
----------------             ---       ---------------------                               --------

Carl H. Rosner               67       Chairman of the Company since its formation in 1971     1971
                                      and President and Chief Executive Officer
                                      since early in 1984; director of Ultralife
                                      Batteries, Inc.

Edward E. David, Jr.         71       President, EED Inc. (technology and research            1987
                                      management advisors).

J.E. Goldman                 75       Through March, 1994, Chairman of Softstrip, Inc., a     1984
                                      manufacturer of personal computer accessories;
                                      director of Bank Leumi Trust Company of New York.

                                                        5

John M. Albertine            52       Chairman and CEO of Albertine Enterprises,
                                      Inc.(an -- economic forecasting and public
                                      policy firm), since 1994; director of
                                      Thermo Electron Corporation, Bolt Beranek
                                      and Newman, Inc., and American Precision
                                      Industries, Inc.; Dr. Albertine was Vice
                                      Chairman, from 1986 to 1990, of Farley,
                                      Inc., principally a fabric and garment
                                      manufacturer, and Vice Chairman of West
                                      Point Acquisition Corp. and its
                                      subsidiary, West Point-Pepperell Inc.,
                                      from 1989 to 1990.


               CONTINUING DIRECTORS SERVING TERMS EXPIRING IN 1997


                                      Principal Occupations During                         Year First
                                      the Past Five Years and                              Became
Name of Director             Age       Certain Directorships                               Director
----------------             ---       ---------------------                               --------

Joseph C. Abeles             81       Private investor; director of Bluegreen Corporation,   1986
                                      Ultralife Batteries, Inc., and IGENE Biotechnology,
                                      Inc.

Thomas L. Kempner            69       Chairman and Chief Executive Officer, Loeb Partners     1988
                                      Corporation, an investment banking firm; director
                                      Alcide Corporation, The Arlen Corporation, Roper
                                      Starch Worldwide, Inc., IGENE Biotechnology, Inc.,
                                      Energy Research Corporation, Northwest Airlines,
                                      Inc. and Cybernetic Data, Inc.

Stuart A. Shikiar            50       President, Shikiar Asset Management, Inc., which is     1995
                                      a registered investment advisory company; director
                                      of Bluegreen Corporation and Ultralife Batteries, Inc.

                                       6

Sheldon Weinig               68       From 1989 to 1994, Vice Chairman of Sony                1993
                                      Engineering & Manufacturing of
                                      America ("Sony"); Consultant to Sony
                                      Corporation of America, Chairman of
                                      Materials Research Corporation since 1957
                                      (Materials Research Corporation was
                                      acquired by Sony); director Insituform
                                      Technology Inc., and Aseco Corporation;
                                      Adjunct Professor, Columbia University;
                                      Adjunct Professor, State University of New
                                      York at Stony Brook.


General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met on six (6) occasions in the fiscal year ended May 26, 1996. The By-laws of the Company provide that the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate an Executive Committee or other committees, each of which shall consist of three or more directors. The Board of Directors annually elects from its members the Compensation, Audit, and Nominating Committees. During the last fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committee or committees on which he served.

         Compensation Committee. The Compensation Committee is presently composed of Messrs. Goldman (Committee Chairman), Abeles, David and Shikiar. It is the responsibility of the Compensation Committee to review the recommendations of the President and Chief Executive Officer of the Company as to the appropriate level of compensation for the Company's principal executive officers and certain other key personnel and to recommend to the Board of Directors the compensation of the President and Chief Executive Officer. The Compensation Committee also allocates benefits available under the Management Incentive Compensation Program to participants and grants options under the Company's stock option plan. See "Executive Compensation." This Committee met six (6) times during fiscal year 1996.

         Audit Committee. The Audit Committee is presently composed of Messrs. Shikiar (Committee Chairman), David, Goldman and Kempner. This Committee meets with the Company's independent accountants to review the scope of auditing procedures and the Company's accounting procedures and controls. The Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during fiscal year 1996.

         Nominating Committee. The Nominating Committee is presently composed of Messrs. Weinig (Committee Chairman), Abeles, Kempner and Shikiar. This Committee, in addition to the entire Board of Directors, considers candidates for director of the Company. It is present policy of the Nominating Committee also to consider nominees who are recommended by shareholders; shareholders desiring to submit the names of and any pertinent data with respect to such nominees should send this information in writing to the Chairman of the Nominating Committee, in care of the Company. The Nominating Committee met once during fiscal year 1996.

Director Remuneration

         Directors of the Company receive $750 per month for their service to the Company in such capacity and a fee of $1,000 for each meeting of the Board of Directors that such directors attend.

         Pursuant to the Company's 1990 Stock Option Plan, each director who is not an employee of the Company receives, without the exercise of any discretion by any person, non-qualified stock options to purchase 2,150 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Stock Option Plan remains in existence. The option exercise price per share is equal to the fair market value of a share of Common Stock as of the date of grant and the options have a term of five years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock by Directors and Officers

         The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. This information has been provided by each of the directors and executive officers as of July 31, 1996 at the request of the Company and includes shares held by participants in the IGC Savings Plan and shares subject to stock options and similar rights held by each individual or group to the extent such rights are exercisable within 60 days of the date as to which information is provided.


                              Number of Shares Beneficially      Percentage of
Beneficial Owner              Owned(1)                           Class(2)
----------------              -----------------------------      -------------

Joseph C. Abeles(3)                   328,984                          2.8
John M. Albertine                         --                            --
Edward E. David, Jr.(4)                12,897                          0.1
J.E. Goldman(5)                        51,904                          0.4
Thomas L. Kempner(6)                  119,904                          1.0
Carl H. Rosner(7)                     465,140                          3.9
Sheldon Weinig(8)                      11,421                          0.1
Stuart A. Shikiar(9)                   69,310                          0.6
Charles J. Dannemann(10)               27,315                          0.2
Gary L. Hamilton(11)                   32,349                          0.3
Michael C. Zeigler(12)                 48,002                          0.4
Bruce A. Zeitlin(13)                   28,362                          0.2
All executive officers
and directors as a group
(14 persons)(14)                    1,227,496                         10.1


(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The share numbers in this table have been adjusted to reflect a two percent (2%) stock dividend distributed by the Company on August 22, 1996 to all shareholders of record as of August 1, 1996.

(2) Percentages of less than 0.1% have not been indicated. The percentage for each individual or group is based on the aggregate of the shares outstanding as of July 31, 1996, which was 11,767,971 (as adjusted to reflect the two percent (2%) stock dividend), and all shares issuable to such individual or group upon the exercise of outstanding stock options or similar rights to the extent such rights are exercisable within 60 days of the date as to which information is provided.

(3) Includes 35,945 shares held by Mr. Abeles' spouse, as to which shares Mr. Abeles disclaims beneficial ownership. Also includes presently exercisable options to purchase 25,796 shares.

(4)  Represents presently exercisable options to purchase 12,897 shares.

(5)  Includes presently exercisable options to purchase 25,796 shares.

(6) Includes 62,700 shares held by trusts of which Mr. Kempner is a trustee. Of these shares, Mr. Kempner disclaims beneficial ownership as to 42,373 shares. Also includes presently exercisable options to purchase 25,796 shares.

(7) Includes presently exercisable options to purchase 152,112 shares; also includes 30,487 shares held by Mr. Rosner's spouse, as to which shares Mr. Rosner disclaims beneficial ownership.

(8)  Includes presently exercisable options to purchase 10,746 shares.

(9) Includes 1,050 shares held in custody for his son, and 47,248 shares owned by clients of his investment advisory company for which beneficial ownership is disclaimed although he has both voting and investment power.

(10) Represents presently exercisable options to purchase 27,315 shares.

(11) Formerly Gary Hordeski. Represents presently exercisable options to purchase 22,149 shares.

(12) Includes presently exercisable options to purchase 45,962 shares.

(13) Includes presently exercisable options to purchase 21,175 shares.

(14) Includes presently exercisable options to purchase 401,652 shares, and includes certain shares as to which beneficial ownership is disclaimed, as described in the footnotes above. Excludes John M. Albertine who is currently neither a director nor officer of the Company.


                             EXECUTIVE COMPENSATION

The following table summarizes for the past three years the annual and long-term compensation of those persons who were, at May 26, 1996, the Company's Chief Executive Officer and the other four most highly compensated executive officers for the 1996 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                 Annual                                           Long Term
                 --------------------------------------------------------------------------------------------------
                                                                                  Award of
                                                                  Other Annual    Stock           All Other
                 Fiscal Year     Salary          Bonus            Compensation    Options         Compensation
Position         ($)             ($)             ($)              ($)             (#)             ($)
--------         ----------      ------          -----            -------------    -------        --------------

Carl H. Rosner       1996        332,503         65,118(1)           --                20,400         55,816(3)
Chairman;            1995        297,517         20,994(1)        40,724(2)         13,132         72,858(3)
President
and Chief            1994        275,149         55,010(1)        24,500(2)         26,265         70,752(3)
Executive
Officer

Charles J.           1996        150,001         --               --                 --               --
Dannemann
Sr. Vice             1995         11,539         --               --                84,048            --
President -          1994        --              --               --                 --               --
Operations

Gary L. Hamilton     1996        154,255         15,000           --                 2,550          2,392(4)
Sr. Vice             1995        134,216         --               --                 --             2,010(4)
President-
General Manager      1994        130,314         --               --                59,882          1,911(4)
- InterCool
Energy
Corporation

Michael C.           1996        131,500         15,000           --                 2,550          7,780(5)
Zeigler
Senior Vice          1995        122,512          5,000           --                 5,253          7,770(5)
President-
Finance &
Chief Financial      1994        113,896          6,000           --                13,132          7,627(5)
Officer

Bruce A. Zeitlin     1996        133,912         20,000           --                10,200         14,086(6)
Vice President-      1995        121,561         10,000           --                 5,253         14,599(6)
Materials
Technology           1994        117,587            --            --                 6,565          3,753(6)

(1) For 1996, represents incentive compensation bonus for fiscal year 1995 performance and paid in fiscal year 1996. Includes $20,994 earned by Mr. Rosner as an incentive compensation bonus for fiscal year 1994 performance and paid in fiscal year 1995 pursuant to an employment agreement between the Company and Mr. Rosner. Includes $39,010 earned by Mr. Rosner as an incentive compensation bonus for fiscal year 1993 performance and paid in fiscal year 1994 pursuant to an employment agreement between the Company and Mr. Rosner. This sum also includes $16,000 earned by Mr. Rosner as a bonus for fiscal year 1991 and paid in fiscal year 1994; the aggregate bonus amount for fiscal year 1991 was $48,000 payable in three equal annual installments.

(2) Represents payments in lieu of vacation time accrued but unused during the calendar years, pursuant to an employment agreement between the Company and Mr. Rosner, in the amounts of $40,724 and $24,500, respectively, for 1995 and 1994.

(3) Includes the Company's share of contributions on behalf of Mr. Rosner to the IGC Savings Plan (401k) in the amounts of $3,102, $2,435, and $3,294 for fiscal years 1996, 1995 and 1994, respectively, and payments on behalf of Mr. Rosner under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $16,741, $25,176 and $4,398 for fiscal years 1996, 1995 and 1994, respectively. These amounts also include $22,098, $24,247 and $19,560 for fiscal years 1996, 1995 and 1994, respectively, paid by the Company for a life insurance policy and a disability policy on Mr. Rosner for the benefit of Mr. Rosner. The amount for fiscal year 1996 also includes $13,500 and options to acquire 6,000 shares of common stock of Ultralife Batteries, Inc. ("ULBI") received by Mr. Rosner for service as a director of ULBI. The options have been valued at $375 by taking the difference between the option exercise price and the closing price of $15.00 per share for ULBI stock as of May 26, 1996 (the last trading day for ULBI stock during the Company's fiscal year 1996). See "Compensation Committee Interlocks and Insider Participation". The amount for fiscal year 1995 also includes $12,750 and options to acquire 6,000 shares of common stock of Ultralife Batteries, Inc. ("ULBI") received by Mr. Rosner for service as a director of ULBI. The options have been valued at $8,250 by taking the difference between the option exercise price and the closing price of $17.00 per share for ULBI stock as of May 28, 1995 (the last trading day for ULBI stock during the Company's fiscal year
     1995). The amount for fiscal year 1994 also includes $12,750 and options to acquire 6,000 shares of common stock of ULBI received by Mr. Rosner for service as a director of ULBI. The options have been valued at $30,750 by taking the difference between the option exercise price and the closing price of $15.50 per share for ULBI stock as of May 27, 1994 (the last trading day for ULBI stock during the Company's fiscal year 1994).

(4) Consists of the Company's share of contributions on behalf of Mr. Hamilton to the IGC Savings Plan (401k).

(5) Includes the Company's share of contributions on behalf of Mr. Zeigler to the IGC Savings Plan (401k) in the amounts of $2,092, $1,987 and $1,799 for fiscal years 1996, 1995 and 1994, respectively, and payments on behalf of Mr. Zeigler under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $5,688, $5,783 and $5,828 for fiscal years 1996, 1995 and 1994, respectively.

(6) Includes the Company's share of contributions on behalf of Mr. Zeitlin to the IGC Savings Plan (401k) in the amounts of $2,050, $2,005 and $1,762 for fiscal years 1996, 1995 and 1994 respectively, and payments on behalf of Mr. Zeitlin under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $12,036, $12,594 and $1,991 for fiscal years 1996, 1995 and 1994, respectively.



                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes stock options granted during the fiscal year ended May 26, 1996 to the persons named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company nor is the grant of such rights currently provided for in the Company's 1990 Stock Option Plan.



                                                                                Potential
                                                                                Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                Stock Price
                                                                                Appreciation for
                               Individual                                       Option Term(1)
                               Grants


                               Percent of
                               Total Options
                 Options       Granted to        Exercise
                 Granted       Employees  in     Price)       Expiration
Name             (#)           Fiscal 1996       (per share   Date               5%              10%
-------------------------------------------------------------------------------------------------------------------

Carl H.
Rosner             20,400         15.5%           $ 15.564         5/21/01       $  87,721      $  193,840

Gary L.
Hamilton            2,550          1.9%           $ 15.564         5/21/06       $  24,960      $   63,523

Michael C.          2,550          1.9%           $ 15.564         5/21/06       $  24,960      $   63,253
Zeigler

Bruce A.
Zeitlin            10,200          7.8%            $ 18.75         3/19/06       $ 120,276      $  304,803


(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The following table summarizes option exercises during the fiscal year ended May 26, 1996 and the value of vested and unvested options for the persons named in the Summary Compensation Table at May 26, 1996.


                                                 Number of Unexercised                  Value of Unexercised In-the-Money
                                                 Options at May 26, 1996                Options at
                                                                                        May 26, 1996(1)
                 Shares
                 Acquired on     Value
Name             Exercise        Realized        Exercisable         Unexercisable      Exercisable        Unexercisable
===============================================================================================================================
Carl H.
Rosner            35,873         $313,278         152,112             111,194           $1,446,473         $746,564

Charles J.          --               --            27,315              56,733           $   68,433         $138,156
Dannemann

Gary L.
Hamilton          36,891         $348,276          13,132              31,265           $   44,202         $144,733

Michael C.         --                --            39,527              23,774           $  338,089         $137,445
Zeigler

Bruce A.
Zeitlin            6,706         $ 77,513          18,470              23,753           $  173,364         $ 82,293


(1) Based on the closing price of the Common Stock as reported on the American Stock Exchange on that date ($15.074), net of the option exercise price.


         The Company maintains a qualified, defined benefit pension plan (the "Pension Plan"). All employees 21 years of age and older who have completed one year of credited service participate in the Pension Plan. Participating employees receive certain defined benefits under the Pension Plan upon their normal or early retirement from the Company's employ or upon death. Subject to certain maximum benefit ceilings set forth in the Pension Plan and assuming normal retirement at age 65, a participant will have annual pension equal to the following:


   For each year of credited service: Annual pension benefits will equal the aggregate of:
----------------------------------------------------------------------------------------------------------
Prior to February 1, 1985 ..............        1% of base salary (excluding bonuses, commissions,
                                                etc.) plus 1% of such salary that exceeded $6,600.
From February 1, 1985
until November 30, 1989 ................        1% of base salary plus 1% of such salary that exceeded
                                                the social security taxable wage base.

After December 1, 1989 .................        1.05% of base salary plus .65% of such salary that
                                                exceeds Covered Compensation (Covered Compensation is the
                                                average of the social security taxable wage bases in effect for each year during the 35-year period ending in the year in which an individual reaches his or her retirement age,
                                                as determined by the Social Security Act).


         The Company contributes the funds necessary to provide for the benefits set forth in the Pension Plan, at such times and in such amounts as are required by actuarial schedules or government regulations.

         The estimated projected annual benefits under the Pension Plan for Messrs. Rosner, Dannemann, Hamilton, Zeigler and Zeitlin, assuming level future salary and normal retirements, are approximately $56,216, $0, $48,300, $43,211 and $56,718, respectively.

Certain Employment Arrangements

         Effective June 1, 1992, Mr. Rosner and the Company entered into an employment agreement (the "Rosner Agreement") pursuant to which Mr. Rosner would serve as President and Chief Executive Officer of the Company from June 1, 1992 to May 31, 1995 and as a consultant to the Company for five fiscal years thereafter. The Board of Directors of the Company voted on June 9, 1994 to approve an extension of the Rosner Agreement for an additional two years. Under the Rosner Agreement, Mr. Rosner receives a salary of not less than $260,000 per year, plus a minimum annual bonus of not less than 1% of the Company's net income before taxes and extraordinary items. During the consulting term, Mr. Rosner will be paid $130,000 per year. In connection with the Rosner Agreement, Mr. Rosner was granted a non-qualified stock option to purchase 162,317 shares of Common Stock at an exercise price of $4.989 per share, which was equal to the closing price of the Company's Common Stock on September 22, 1992. One-third of the option was exercisable upon shareholder approval of the 1990 Plan amendment submitted to the shareholders at the 1992 annual meeting, an additional one-third became exercisable on May 31, 1993 and the remaining one-third became exercisable on May 31, 1994. At the commencement of the consulting term, Mr. Rosner will be granted a non-qualified stock option to purchase 60,000 shares of Common Stock at a price equal to the closing price on the date of grant; this option will have a five-year term and will vest in three annual installments commencing one year after the date of grant. The Rosner Agreement also provides that if Mr. Rosner is terminated or resigns as an employee under certain circumstances after either a change in control of the Company, accumulation by any person of 30% or more of the voting power of the Company's capital stock or a significant change in the composition of the Board of Directors, he would be entitled to receive an amount equal to the sum of three times his annual salary and certain other extraordinary payments.


Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended May 26, 1996, Messrs. Goldman (Chairman), Abeles, David and Shikiar served as members of the Compensation Committee.

         The Company owns approximately 12% of the outstanding common stock of Ultralife Batteries, Inc. ("Ultralife"), a publicly-traded company of which Mr. Abeles is a co-founder and a director, and Mr. Shikiar is a director. Pursuant to a Share Purchase Agreement, dated January 23, 1992 between the Company and Ultralife, the Company purchased the Ultralife common stock in a series of transactions during its fiscal years 1992 and 1993. The Company paid an aggregate purchase price of $4,548,000 in cash and $2,952,000 in the Company's Common Stock. The Share Purchase Agreement also obligated Ultralife to increase the number of members on its Board of Directors to include a nominee of the Company. Mr. Rosner is currently serving on the Board of Directors of Ultralife as the Company's nominee.

                        REPORT OF COMPENSATION COMMITTEE

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Intermagnetics General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Compensation Committee of the Board of Directors sets the compensation policies for the executive officers of the Company, recommends the annual base salary, annual incentive compensation and grant of long term incentive compensation for the Company's chief executive officer, and approves the annual base salary, annual incentive compensation and grant of long term incentive compensation for all other executive officers of the Company. In fulfilling this duty, the Compensation Committee has sought to establish a policy that enables the Company to attract, retain and reward executive officers who contribute substantially to the success of the Company, and aligns executive compensation with the creation of long-term value for the Company's shareholders.

         The Compensation Committee views executive compensation as comprised of three essential components; long term incentive compensation, annual base salary, and annual incentive compensation.

         Long Term Incentive Compensation. The Compensation Committee views long-term incentive compensation as the cornerstone of executive compensation. The Compensation Committee believes that long-term executive compensation should be closely linked to the creation of shareholder value. In this regard, the Compensation Committee believes that the grant of stock options to the Company's executive officers under the Company's stock option plans focuses the attention of the Company's executives on the important task of creating long-term shareholder value. In awarding stock options to the executive officers of the Company, the Compensation Committee generally considers a variety of factors, including the potential impact of an executive officer on shareholder value and industry practice with respect to such awards. Options are typically granted at the market price on the date of grant. Because vesting ceases should the executive leave the Company's employment, the Compensation Committee believes that the stock options serve to retain the Company's executive officers.

         Annual Base Salary. In establishing executive annual base salaries, the Compensation Committee has established a policy of setting payments competitively. In determining the competitiveness of individual salaries, the Compensation Committee periodically gathers information regarding the base salaries paid within industry to other individuals with comparable responsibilities. In connection with establishing base salaries in light of the competitive ranges, the Compensation Committee weighed the allocation of responsibilities among the executive officers within the Company and the relevant experience of each such executive officer.

         Annual Incentive Compensation. The Compensation Committee believes that an important component of annual compensation is incentive compensation. The Compensation Committee has established a Management Incentive Compensation Program (the "MIC Program") pursuant to which cash awards may be granted to officers and key employees of the Company. The size and availability of a cash award under the MIC Program are entirely at the discretion of the Compensation Committee and subject to certain individual and Company performance objectives established in advance by the Compensation Committee for each executive officer. In establishing the performance objectives for an executive officer under the MIC Program, the Compensation Committee considers such factors as the executive officer's responsibilities and potential impact upon the Company's performance. With respect to awards made solely within the discretion of the Compensation Committee under the MIC Program, the Compensation Committee typically grants awards where an executive officer has not necessarily fully achieved the predetermined performance objectives, but where the executive officer has nonetheless materially contributed to the achievement of identifiable results that enhance shareholder value over the longer term. Finally, the Compensation Committee has established a specific bonus for Mr. Rosner as President and Chief Executive Officer under the terms of Mr. Rosner's employment agreement. Under the terms of his employment agreement, Mr. Rosner is entitled to a bonus equal to one percent of the Company's pretax net income for each of fiscal years 1993, 1994, 1995, 1996 and 1997. The Compensation Committee believes that this bonus complements long term and annual compensation by keeping Mr. Rosner's performance attuned to the Company's profitability.

         The Compensation Committee believes that the compensation received by each of the five highest paid executive officer's of the Company for its fiscal year 1996 was reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

         In particular, the Compensation Committee believes that the compensation received by the Company's President and Chief Executive Officer, Carl H. Rosner, during fiscal year 1996 reflected his very strong contribution in creating a record year for the Company. Consistent with the requirements of the Rosner Agreement, Mr. Rosner received a salary of $332,503 and an annual bonus (based upon the Company's pretax net income for fiscal year 1996) of $68,820. (The annual bonus was paid to Mr. Rosner in fiscal year 1997.) Mr. Rosner also received nonqualified stock options on May 21, 1996 to purchase 20,400 shares of the Company's Common Stock at an exercise price of $15.564 per share. These non qualified options were subject to vesting in three equal annual installments beginning one year from the date of grant. The non qualified options expire on May 21, 2001.

         The Compensation Committee notes that Mr. Rosner's salary falls within the competitive range established for the position of President and Chief Executive Officer. The Compensation Committee also believes that the annual bonus served its intended purpose of retaining Mr. Rosner's focus on the Company's bottom line during a time of increased competitiveness and slow growth in the Company's core markets. At the same time, the non qualified options granted to Mr. Rosner worked successfully to focus his attention on the important task of creating long-term shareholder value.

                                            COMPENSATION COMMITTEE OF THE BOARD
                                            OF DIRECTORS OF INTERMAGNETICS
                                            GENERAL CORPORATION

                                            J.E. Goldman, Chairman
                                            Joseph C. Abeles
                                            Edward E. David, Jr.
                                            Stuart A. Shikiar


                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with similar returns for (i) a composite index of the American Stock Exchange ("AMEX"), and (ii) a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. There can be no assurance that the performance of the Company's Common Stock will continue in a manner similar to the trend depicted on the graph.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG INTERMAGNETICS GENERAL CORPORATION, AMEX
                         COMPOSITE INDEX AND PEER GROUP*

                        IGC vs AMEX vs Peer Group Index
                            Indexed Price Comparison
                               From 1991 to 1996

    350%|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
    300%|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
    250%|--------------------------------------#---------------------------|
        |                                                                  |
        |                                                               #& |
    200%|-------------------------------------------------#----------------|
        |                                                                * |
        |                                                                  |
    150%|------------------------------------------------------------------|
        |                      *                         *&                |
        |         &*                          *                            |
    100%|----------------------&--------------&----------------------------|
        |         #            #                                           |
        |                                                                  |
     50%|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|---------|------------|--------------|-----------|-----------|----|
   5/26/91     5/31/92      5/39/93        5/29/94     5/28/95      5/26/96

                 *=IGC              &=AMEX                      #=Peer Group

     * Assumes $100 invested on May 27, 1990 in Intermagnetics General Corporation Common Stock, AMEX Composite Index and Peer Group.

                                               5/26/91         5/31/92       5/30/93       5/29/94     5/28/95     5/26/96
                                               -------         -------       -------       -------     -------     -------
Intermagnetics General Corporation      *       $100           $ 80.40       $ 73.76       $249.23     $202.47     $211.05
AMEX                                    &        100            108.87        120.87        121.63      135.36      169.35
Peer Index                              #        100            107.14         93.98         95.50      119.18      208.41


         The selection of a peer group posed some difficulty because the Company does not believe that there are any publicly-traded companies devoted exclusively or even substantially to all of the same markets in which the Company competes. The Company believes that many of its strongest competitors are either not publicly traded in the U.S., or consist of subsidiaries or divisions of large corporations. Hence, the Company selected a peer group consisting of publicly-traded high technology companies (including those in the development stage) that (a) have less than $200 million in annual revenues, and
(b) either compete against the Company in one or more of its several markets or otherwise participate in one or more of its several markets.

         The companies in the Peer Group that compete against the Company in one or more of its several markets consist of Helix Technology Corporation, a manufacturer of cryogenic equipment and American Superconductor Corp., a development stage company working with high temperature superconductors.

         The companies in the Peer Group that otherwise participate in markets in which the Company is active (but do not compete against the Company in such markets) consist of Analogic Corp., a manufacturer of data acquisition and processing hardware for various markets (including diagnostic imaging markets), Biomagnetic Technologies, Inc., a small company developing a diagnostic imaging system based upon the direct measurement of bio-electrical activity in the brain, Advanced NMR Systems, Inc., a development stage company developing electronics and software for ultra-high speed magnetic resonance imaging, Hologic, Inc., a manufacturer and distributor of x-ray imaging equipment, Lunar Corp., a manufacturer and distributor of medical imaging equipment, Superconductor Technologies, Inc., a development stage company developing advanced electronic products incorporating HTS materials.

         In providing the foregoing graph for informational purposes, the Company notes that as a general rule, development stage companies do not have meaningful revenues relative to their substantial product development expenses. Hence, unlike the Company's Common Stock, the value of equity securities of development stage companies are based primarily on speculation regarding the potential success of such companies in bringing a novel product to market successfully.

                              CERTAIN TRANSACTIONS

         See "Certain Employment Arrangements" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation."

                                  OTHER MATTERS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 26, 1996 all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent beneficial owners were complied with.

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 annual meeting, such proposals must be received by the Company not later than May 25, 1997. Proposals should be directed to the attention of the Corporate Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, as amended, for the fiscal year ended May 26, 1996, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Investor Relations Department.

                                   By order of the Board of Directors,

                                   CATHERINE E. ARDUINI
                                   Corporate Secretary

                       INTERMAGNETICS GENERAL CORPORATION
           Proxy for Annual Meeting of Shareholders, November 6, 1996

     The undersigned hereby appoints Carl H. Rosner and Michael C. Zeigler or any one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Intermagnetics General Corporation to be held on November 6, 1996, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the September 23, 1996 proxy statement.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       INTERMAGNETICS GENERAL CORPORATION

           PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK
                          I PLAN TO ATTEND MEETING / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES
                                                ---
1. Election of the following nominees as directors (voting cumulatively as set forth in the September 23, 1996 proxy statement): Carl H. Rosner, Edward E. David, J.E. Goldman, John M. Albertine.

    For all      Withhold for    Withhold for the following only:
    nominees     all nominees    (Write the name of the nominee(s)
                                 in the space below)

     / /            / /          ---------------------------------

                                 To cumulate votes for individual
                                 directors, fill in the name of the
                                 nominee(s) below and indicate such votes:

                                 -----------------------------------------


THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN PROMPTLY.


                              (Signature should be exactly as name or names
                               appear on this proxy. If stock is held
                               jointly, each holder should sign. If
                               signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

                               Date
                                   -----------------------------------------

                               Signature
                                        ------------------------------------

                               Signature
                                        ------------------------------------
                                        This Proxy will be Voted FOR All of
                                        the Above Matters Unless Otherwise
                                        Indicated, and in the Discretion of
                                        the Proxies on All Other Matters
                                        Properly Brought Before the Meeting.